UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMBARELLA, INC.

(Name of Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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AMBARELLA, INC.

3101 JAY STREET

SANTA CLARA, CA 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 5, 2013

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ambarella, Inc., a Cayman Islands exempted company, will be held on Wednesday, June 5, 2013, at 9:00 a.m. Pacific Time at 3101 Jay Street, Santa Clara, CA 95054 for the following purposes:

1.	To elect the two nominees for Class I director named herein to hold office until the 2016 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Ambarella, Inc. for the fiscal year ending January 31, 2014.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 24, 2013. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Michael Morehead

General Counsel and Secretary

Santa Clara, California

May 3, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Ambarella, Inc.

3101 Jay Street

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Ambarella, Inc., a Cayman Islands exempted company, (the “Board”), of proxies to be used at our 2013 Annual Meeting of Shareholders and any adjournments or postponements thereof. The Annual Meeting will be held at the Company’s corporate headquarters located at 3101 Jay Street, Santa Clara, CA 95054, beginning at 9:00 a.m., Pacific Time on June 5, 2013. The Company intends to mail this Proxy Statement and the accompanying form of proxy card on or about May 3, 2013 to all shareholders of record entitled to vote at the Annual Meeting.

References to “the Company,” “Ambarella,” “we,” “us” or “our” throughout this Proxy Statement mean Ambarella, Inc.

Appointment of Proxy Holders

The Board asks you to appoint Feng-Ming (Fermi) Wang, George Laplante and Michael Morehead as your proxy holders to vote your shares at the 2013 Annual Meeting of Shareholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders of record at the close of business on April 24, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 27,243,003 ordinary shares outstanding and entitled to vote. Each holder of ordinary shares is entitled to one vote for each share held as of April 24, 2013. There is no cumulative voting in the election of directors.

Shareholder of Record: Shares Registered in Your Name

If on April 24, 2013, your shares were registered directly in your name with Ambarella’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 24, 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you may have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

You may either vote “For” the nominees for Class I director or you may “Withhold” your vote for the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card provided to you or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 4, 2013 to be counted.

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To vote through the internet, go to http://www.investorvote.com/AMBA to complete an electronic proxy card. You will be asked to provide the company number and control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on June 4, 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received this Proxy Statement along with voting instructions from that organization rather than from Ambarella. Simply follow the voting instructions in the voting instruction card that may be delivered to you to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

Matters to be Voted Upon

There are two matters scheduled for a vote at the Annual Meeting:

•	Election of the two directors named as nominees for Class I director in this Proxy Statement to hold office until the 2016 Annual Meeting of Shareholders; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2014.

Regardless of how you own your shares, if you are a shareholder of record, you may vote by attending the Annual Meeting at the Company’s corporate headquarters located at 3101 Jay Street, Santa Clara, CA 95054, beginning at 9:00 a.m. Pacific Time on June 5, 2013. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the Internet and telephone voting facilities to vote your shares will vote:

•	FOR each of the two nominees for Class I director named herein to hold office until the 2016 Annual Meeting of Shareholders; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2014.

Revocation of Proxies

Shareholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Beneficial owners of shares held in street name must contact their broker, bank or other agent to revoke any prior voting instructions.

Required Vote

Directors are elected by a plurality vote, which means that the two (2) nominees for Class I director receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval, including the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2014, require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 27,243,003 shares outstanding and entitled to vote. As a result, shareholders holding at least 13,621,502 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote by telephone or over the Internet or in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote “against” such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker will be entitled to vote in accordance with your nominee and, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) is not considered a routine matter, and without your instruction, your broker cannot vote your shares as to that proposal. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.”

Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of the director, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for any proposal.

Other Matters Brought Before the Meeting

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Solicitation of Proxies

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the Annual Meeting. If final voting results are not available in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

Important—Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Ambarella’s Board of Directors, or the Board, currently has six (6) members. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board determines that the vacancies shall be filled by the shareholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board is divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms:

•	Class I directors are Dr. Chenming C. Hu and Dr. Feng-Ming (“Fermi”) Wang and their current terms will expire at the Annual Meeting.

•	Class II directors are Leslie D. Kohn and Lip-Bu Tan and their terms will expire at the annual meeting of shareholders to be held in 2014.

•	Class III directors are Christopher B. Paisley and Andrew W. Verhalen and their terms will expire at the annual meeting of shareholders to be held in 2015.

Two (2) Class I directors will be elected at the Annual Meeting to serve until the annual meeting of shareholders to be held in 2016 or until their successors are elected and qualified. The Board, upon the recommendation of the nominating and corporate governance committee, selected Dr. Hu and Dr. Wang as nominees for election as Class I directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the two (2) nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy. The two (2) nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors.

The names of the nominees for election as Class I director, who have been nominated by the Board upon the recommendation of the nominating and corporate governance committee, and the names of the continuing directors not up for election at the Annual Meeting, along with certain biographical information about the nominees and continuing directors, including the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should continue to serve on the Board, are set forth below.

Name of Nominee for Class I Director	Age	Position(s)
Chenming C. Hu, Ph.D. (1)(2)	65	Director
Feng-Ming (“Fermi”) Wang, Ph.D.	49	Chairman of the Board of Directors, President and Chief Executive Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

Chenming C. Hu, Ph.D. has been a member of our board of directors since November 2011. Dr. Hu is the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences at the University of California, Berkeley. He was the Chief Technology Officer of TSMC from 2001 to 2004. Dr. Hu was the founding chairman of Celestry Design Technologies that was acquired by Cadence Design Systems in 2002. He is a board member of SanDisk Corporation, Fortinet, Inc. and Inphi Corporation. Dr. Hu previously served as a director of FormFactor, Inc. from December 2009 to December 2010 and of MoSys, Inc. from January 2005 to June 2010. Dr. Hu is a member of the U.S. National Academy of Engineering and the Chinese

Academy of Sciences, and Taiwan’s Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a current and former board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of current technology trends and developments.

Feng-Ming (“Fermi”) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002 when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our board of directors, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as a co-founder of Ambarella and his years of experience in the digital video industry.

Name of Continuing Director	Age	Position(s)
Leslie D. Kohn	56	Chief Technology Officer and Director
Christopher B. Paisley (1)	60	Director
Lip-Bu Tan (2)(3)(4)	53	Director
Andrew W. Verhalen (1)(2)(3)	56	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Leslie D. Kohn has served as our Chief Technology Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Mr. Kohn was Chief Technology Officer and co-founder of Afara Websystems from November 2000 to July 2002. After Afara’s acquisition by Sun Microsystems in July 2002, Mr. Kohn served as a fellow at Sun Microsystems until August 2003. Mr. Kohn served as Chief Architect of C-Cube Microsystems from February 1995 to October 2000. Prior to joining C-Cube Microsystems, Mr. Kohn served in engineering and management positions with Sun Microsystems, Intel Corporation and National Semiconductor. Mr. Kohn holds a B.S. degree in physics from California Institute of Technology. We believe that Mr. Kohn possesses specific attributes that qualify him to serve as a member of our board of directors, including his role in developing our technology, his leadership as our co-founder and his years of experience in the digital video industry.

Christopher B. Paisley has served as a member of our Board of Directors since August 2012. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves on the board of directors of Bridge Capital Holdings, a bank holding company, Equinix, Inc., a provider of network colocation, interconnection and managed services, Fortinet, Inc., a provider of unified threat management solutions, and Volterra Semiconductor, Inc., a provider of power management semiconductors. He also served as a director of Electronics for Imaging, Inc., a supplier of color digital print controllers, super-wide and wide format printers and inks, and print management solutions, from July 2004 until April 2008 and of 3Par Inc., a provider of utility storage solutions, from July 2006 until 3Par’s acquisition by Hewlett-Packard Company in September 2010. Mr. Paisley holds a B.A. degree in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley has developed expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles and currently as a professor in the field of accounting and finance. Mr. Paisley also has 15 years of outside board experience, which includes serving as audit committee chairman, at public and private companies.

Lip-Bu Tan has been a member of our board of directors since January 2004. Mr. Tan has served as Chairman of Walden International, an international venture capital firm, since he founded the firm in 1987. He has also served as President and Chief Executive Officer of Cadence Design Systems, Inc., an electronic design automation software and engineering services company, since January 2009 and as a director since 2004. Mr. Tan currently serves on the board of directors of Cadence Design Systems, Inc., Semiconductor Manufacturing International Corporation and SINA Corporation. He previously served on the board of directors of Creative Technology, Ltd. from 1990 to 2009, Inphi Corporation from 2002 to 2012, Flextronics International Ltd. from 2003 to 2012 and MindTree Ltd. from 2006 to 2009. He holds a B.S. degree in physics from Nanyang University in Singapore, an M.S. degree in nuclear engineering from Massachusetts Institute of Technology and an M.B.A. from the University of San Francisco. We believe that Mr. Tan possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the electronic design and semiconductor industries as Chief Executive Officer of Cadence and as Chairman of Walden International, and as a current and former board member of a number of technology companies, as well as his expertise in international operations and corporate governance.

Andrew W. Verhalen has been a member of our board of directors since January 2004. Mr. Verhalen has served as a General Partner of Matrix Partners, a venture capital firm, since 1992. He currently serves on the board of directors of several private technology companies in which Matrix Partners has invested and has served in the past on six public technology company boards of directors. Prior to joining Matrix Partners, Mr. Verhalen was an executive at 3Com Corporation from July 1986 through November 1991. He served as Vice President and General Manager of the Network Adapter Division for three years and as a Director or Vice President of Marketing for two years. From July 1981 to July 1986, Mr. Verhalen served in various marketing and strategic planning roles at Intel Corporation. Mr. Verhalen holds a B.S.E.E. degree, an M.Eng. degree and an M.B.A. from Cornell University. We believe that Mr. Verhalen possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, providing us with insight into our industry and target markets.

Vote Required

The two (2) nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors. Unless marked to the contrary, all proxies received will be voted “FOR” the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above as Class I directors of Ambarella.

Executive Officers

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2013:

Name	Age	Position(s)
Executive Officers:
Feng-Ming (“Fermi”) Wang, Ph.D.	49	Chairman of the Board of Directors, President and Chief Executive Officer
Leslie D. Kohn	56	Chief Technology Officer and Director
George R. Laplante	61	Chief Financial Officer
Didier LeGall, Ph.D.	58	Executive Vice President
Christopher Day	49	Vice President, Marketing and Business Development

Feng-Ming (“Fermi”) Wang, Ph.D. and Leslie D. Kohn. For brief biographies of Dr. Wang and Mr. Kohn, please see “Proposal 1—Election of Class I Directors” above.

George R. Laplante has served as our Chief Financial Officer since March 2011. From May 2009 to March 2011, Mr. Laplante served as a management consultant and interim chief financial officer to several private technology companies. From March 2007 to May 2009, Mr. Laplante served as the Chief Financial Officer and Secretary of Santur Corporation, a manufacturer of laser technology for the communications industry. From September 2000 to December 2006, Mr. Laplante served as the Chief Financial Officer and Secretary of 2Wire, Inc., a provider of broadband services platforms. Prior to joining 2Wire, Mr. Laplante held finance and management positions at Action Computer Supplies Holdings Plc., ACS Distribution, Inc., Arneson Marine, Inc., Molecular Computer, and Televideo Systems, Inc. Mr. Laplante began his career as a CPA with Arthur Andersen & Company. Mr. Laplante holds a B.A. degree in Economics from Southern Connecticut State College and a Masters in Accountancy from Bowling Green State University.

Didier LeGall, Ph.D. has served as our Executive Vice President since June 2004. Prior to joining Ambarella, Dr. LeGall was a co-founder and Chief Technology Officer of C-Cube Microsystems, where he worked from 1990 to June 2001, when C-Cube Microsystems was acquired by LSI Corporation. After the acquisition, Dr. LeGall served as Vice President and General Manager of LSI Corporation from June 2001 to June 2004. Prior to co-founding C-Cube Microsystems, Dr. LeGall was manager of the Visual Communication group at Bell Communications Research (Bellcore), a telecommunications research and development company from 1985 to 1990. Dr. LeGall held an adjunct professorship at Columbia University from 1985 to 1989 and served as Chairman of Motion Picture Experts Group from 1989 to 1995. Dr. LeGall holds a B.S. equivalent degree from Ecole Centrale de Lyon, France and an M.S. degree and Ph.D. in electrical engineering from the University of California, Los Angeles.

Christopher Day has served as our Vice President, Marketing and Business Development since March 2010. Prior to joining Ambarella, Mr. Day was President and Chief Executive Officer of Mobilygen, Inc., a video compression company from March 2007 to October 2008, prior to acquisition by Maxim Integrated Products, Inc., and then served as Executive Director of Business Management of Maxim until March 2010. From February 2002 to February 2007, Mr. Day served as General Manager of Media Processing at NXP Semiconductors N.V., formerly Philips Semiconductor. From February 1998 to May 2001, Mr. Day served as Senior Director of Marketing for C-Cube Microsystems. Prior to joining C-Cube Microsystems, Mr. Day held sales and marketing positions at AuraVision, Inc., Motorola, Inc., and Hitachi, Ltd. Mr. Day holds a B.S. degree in computer and microprocessor systems from Essex University in the United Kingdom, and an M.B.A. from Santa Clara University.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

The Board is currently composed of six (6) members. The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. The Board held 11 meetings during the 2013 fiscal year. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his tenure in fiscal 2013. Our non-management directors meet in regularly scheduled sessions without the presence of management in executive sessions. The lead independent director of the Board presides over each such executive session. We do not have a policy regarding directors’ attendance at the Annual Meeting of Shareholders, however, we encourage our directors to attend. This will be our first annual meeting of shareholders following our initial public offering.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, the Board has determined that Chenming Hu, Christopher Paisley, Lip-Bu Tan, and Andrew Verhalen, representing a majority of our directors, are independent directors under the rules of NASDAQ. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Ambarella. Feng-Ming Wang, Ambarella’s Chairman of the Board, President and Chief Executive Officer, and Leslie Kohn, Ambarella’s Chief Technical Officer, are not independent directors by virtue of their employment with Ambarella.

In evaluating Mr. Tan’s independence, the Board considered Mr. Tan’s position as President and Chief Executive Officer of Cadence Design Systems, Inc., or Cadence, with whom we have several agreements to provide us with design tools. However, the Board noted that Mr. Tan did not derive any direct or indirect material benefit from such agreements, Mr. Tan did not participate in the negotiation of these agreements and our Board believes that such agreements are in our best interest and on terms no less favorable than could be obtained from other third parties. In addition, the Board noted that the dollar amounts of payments to Cadence pursuant to these agreements will not constitute a material percentage of the revenue of Cadence, or of our revenue or total operating expenses.

Board Leadership Structure

The Board is currently chaired by Dr. Wang, the President and Chief Executive Officer of Ambarella. We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

The Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. The Board has determined that Lip-Bu Tan qualifies as an independent director under the rules of NASDAQ. Accordingly, the Board has appointed Mr. Tan as our lead independent director. Mr. Tan presides over periodic meetings of our independent directors, has the responsibility of raising issues with management on behalf of the outside directors when appropriate and oversees the function of the Board and committees, among other responsibilities.

We believe that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on our current needs.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Ambarella. We intend to comply with future requirements as they become applicable to us. Each of the committees operates under a written charter adopted by the Board, each of which can be found on our website at http://investor.ambarella.com. Each committee has the composition and responsibilities described below.

Audit Committee

The audit committee is currently composed of three directors: Mr. Paisley, Dr. Hu and Mr. Verhalen. Mr. Paisley serves as the chairman of the committee. The audit committee met four times during fiscal year 2013.

The responsibilities of our audit committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has determined that Mr. Paisely qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Paisley’s level of knowledge and experience based on a number of factors, including his formal education and experiences as a chief financial officer for public reporting companies, as well as his service on the audit committees of other publicly traded companies. The Board has determined that Mr. Paisley’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

Compensation Committee

The compensation committee is currently composed of three directors: Mr. Verhalen, Dr. Hu and Mr. Tan. Mr. Verhalen serves as the chairman of the committee. The compensation committee met two times during fiscal year 2013.

The responsibilities of our compensation committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and senior members of management;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, and evaluating the performance of our chief executive officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

Each member of the compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently composed of two directors: Mr. Tan and Mr. Verhalen. Mr. Tan serves as the chairman of the committee. The nominating and corporate governance committee did not meet during fiscal year 2013, but met subsequent to the end of the fiscal year.

The responsibilities of our nominating and corporate governance committee include:

•	reviewing and assessing the performance of the Board, including its committees and individual directors, as well as the size of the Board;

•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by shareholders of candidates for election to the Board;

•	reviewing and evaluating incumbent directors;

•	making recommendations to the Board regarding the membership of the committees of the Board; and

•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, Mr. Verhalen, Dr. Hu and Mr. Tan served as members of the compensation committee. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Director Nominations

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by shareholders. The nominating and corporate governance committee reviews suggestions for director candidates recommended by shareholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board to possess. The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, independence, corporate experience, length of service, potential conflicts of interest, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NASDAQ.

Prior to each annual meeting of shareholders, the nominating and corporate governance committee will identify nominees first by reviewing the current directors whose term expires at the annual meeting of shareholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of the Board, by any executive search firm engaged by the nominating and corporate governance committee and by shareholders.

Shareholder Nominees. In addition, our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at our Annual Meeting of shareholders. In order to nominate a candidate for director, a shareholder must give timely notice in writing to Ambarella, Inc.’s Secretary and otherwise comply with the provisions of our articles of association. To be timely, we must have received the shareholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to shareholders in connection with previous year’s Annual Meeting. However, if we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the articles of association to be in the notice include the name and contact information for the candidate and the person making the nomination, the principal occupation or employment of the candidate, the class and number of Ambarella securities held by the candidate, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. We received no director nominees from our shareholders.

Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our articles of association and must be addressed to 3101 Jay Street, Santa Clara, CA 95054, Attn: Secretary. You can obtain a copy of our articles of association by writing to the Secretary at this address.

Communications with the Board

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Ambarella Board Communication, 3101 Jay Street, Santa Clara, California 95054. Each communication will be reviewed by the General Counsel of Ambarella who will forward the communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication is of a commercial, frivolous or similarly inappropriate nature, in which case, the General Counsel will discard the communication.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

The Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	selecting suppliers and fostering partnerships;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

The Board also has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. The Code of Conduct and the Code of Ethics for our Chief Executive Officer and Senior Financial Officers is available to shareholders on Ambarella’s website at www.ambarella.com. Any waiver to the Code of Business Conduct for an executive officer or director or any waiver of the Code of Ethics may only be granted by the Board or a committee of the Board and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

DIRECTOR COMPENSATION

Following completion of our initial public offering in October 2012, our non-employee directors receive compensation consisting of annual cash retainers for service on the Board and its standing committees, as well as equity grants awarded to non-employee directors upon joining the Board and on an annual recurring basis as they remain a member of the Board.

Retainers. Our non-employee directors receive an annual retainer of $35,000, prorated for partial service in any year and paid in cash. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $6,000 and $4,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively and the individual acting as lead independent director, if any, receives an additional $15,000 annually. Cash retainers are paid in arrears at the end of each quarter for service during the previous quarter.

Stock Compensation. Our non-employee directors receive grants of nonstatutory stock options and restricted stock unit awards. A non-employee director will be granted an initial nonstatutory option upon first becoming a member of the Board to purchase 26,667 ordinary shares; provided that up to one-half of the grant may be awarded as restricted stock units in lieu of option shares. The initial option vests and becomes exercisable ratably over four years such that 1/48th of the shares subject to the option vest in equal monthly installments. Following each annual meeting of the shareholders after the year in which such director is initially elected to the Board, each continuing non-employee director will be granted a nonstatutory option to purchase 5,555 ordinary shares and a restricted stock unit award equal to the value of the annual option grant. Each annual grant vests ratably over 12 months in equal quarterly installments.

Director Compensation for Fiscal 2013

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2013. The table excludes Mr. Kohn and Dr. Wang, who did not receive any additional compensation from us in their roles as a director because they are employees of Ambarella.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Chenming C. Hu	8,500	159,576	(2)	168,076
Christopher B. Paisley	8,333	94,772	(3)	103,105
Lip-Bu Tan	10,583	—	(4)	10,583
Andrew W. Verhalen	9,833	—	(5)	9,833

(1)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended January 31, 2013. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 9 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2013, as filed with the SEC on April 4, 2013. These stock option awards were granted prior to adoption of the non-employee director compensation structure described above.
(2)	Represents a stock option awarded to Dr. Hu on February 28, 2102 to purchase 26,666 shares at an exercise price of $9.99. As of January 31, 2013, Dr, Hu held unexercised options to purchase 26,666 shares.
(3)	Represents a stock option awarded to Mr. Paisley on October 9, 2012 to purchase 26,667 shares at an exercise price of $6.00. As of January 31, 2013, Mr. Paisley held unexercised options to purchase 26,667 shares.
(4)	Mr. Tan was not granted any stock options during fiscal year 2013. As of January 31, 2013, Mr. Tan held unexercised options to purchase 22,222 shares.
(5)	Mr. Verhalen was not granted any stock options during fiscal year 2013. As of January 31, 2013, Mr. Verhalen did not hold any unexercised options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ambarella’s ordinary shares as of March 31, 2013 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this Proxy Statement as our “named executive officers”); (iii) all executive officers and directors of Ambarella as a group; and (iv) all those known by Ambarella to be beneficial owners of more than five percent of its ordinary shares.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Benchmark Capital Partners IV, L.P. (2)	3,150,520	11.64%
Entities affiliated with Walden International (3)	3,012,743	11.13%
Matrix Partners VII, L.P. (4)	2,638,363	9.75%
Feng-Ming (“Fermi”) Wang (5)	1,660,411	6.07%
Leslie Kohn (6)	1,540,966	5.65%
George Laplante (7)	304,920	1.11%
Didier LeGall (8)	501,847	1.84%
Christopher Day (9)	100,550	*
Chenming Hu (10)	26,666	*
Christopher Paisley (11)	4,999	*
Lip-Bu Tan (12)	3,034,965	11.20%
Andrew Verhalen (13)	2,660,585	9.83%
All executive officers and directors as a group (9 persons) (14)	9,835,909	36.20%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, principal shareholders and Schedules 13G filed with the SEC prior to March 31, 2013. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Ambarella believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 27,064,723 shares outstanding on March 31, 2013, adjusted as required by rules promulgated by the SEC. The information provided in the Schedules 13G report beneficial ownership as of December 31, 2012 and so change of beneficial ownership, if any, between that date and March 31, 2013 is not reflected in the table.
(2)	Consists of 3,150,520 shares held by Benchmark Capital Partners IV, L.P., or BCP IV, as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P. and related individuals, or the Benchmark Funds. Benchmark Capital Management Co. IV, L.L.C., or BCMC IV, is the general partner of BCP IV. BCMC IV’s managing members are Alexandre Balkanski, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle and Steven M. Spurlock. These individuals may be deemed to have shared voting and investment power over the shares held by the Benchmark Funds. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of such individual’s pecuniary interest therein. BCP IV’s address is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(3)	Consists of 2,820,041 shares held by Pacven Walden Ventures V, L.P.; 64,885 shares held by Pacven Walden Ventures Parallel V-A C.V.; 64,885 shares held by Pacven Walden Ventures Parallel V-B C.V.; 9,784 shares held by Pacven Walden Ventures V Associates Fund, L.P.; 53,148 shares held by Pacven Walden Venture V-QP Associates Fund, L.P. Mr. Lip-Bu Tan, a member of our board of directors, is the sole director of Pacven Walden Management V Co. Ltd., which is the general partner of Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Ventures V Associates Fund, L.P. and Pacven Walden Ventures V-QP Associates Fund, L.P., or Pacven V and affiliated funds. Mr. Tan, Brian Chiang, Hock Voon Loo and Andrew Kau hold shared voting and investment power with respect to the shares held by Pacven V and affiliated funds, all of whom disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Walden International is One California Street, Suite 2800, San Francisco, CA 94111.

(4)	Consists of 2,638,363 shares held by Matrix Partners VII, L.P. Andrew W. Verhalen, a member of our board of directors, is a Managing Member of Matrix VII Management Co., L.L.C., the general partner of Matrix Partners VII, L.P. Mr. Verhalen, by virtue of his management position in Matrix VII Management Co., L.L.C., has sole voting and dispositive power with respect to the shares held by Matrix Partners VII, L.P. Mr. Verhalen disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares. The address for Matrix Partners, VII, L.P. is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451.
(5)	Includes (i) 280,551 shares that Dr. Wang has a right to acquire within 60 days of March 31, 2013 pursuant to outstanding options, (i) 2,083 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award, (iii) 133,333 shares held by Acorn Hall Irreversible Trust, and (iv) 250,000 shares held by Tutu’s Irrevocable Trust.
(6)	Includes (i) 200,551 shares that Mr. Kohn has a right to acquire within 60 days of March 31, 2013 pursuant to outstanding options and (ii) 1,527 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(7)	Includes (i) 292,420 shares that Mr. Laplante has a right to acquire within 60 days of March 31, 2013 pursuant to outstanding options and (ii) 1,389 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(8)	Includes (i) 159,625 shares that Dr. LeGall has a right to acquire within 60 days of March 31, 2013 pursuant to outstanding options and (ii) 555 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(9)	Includes (i) 99,439 shares that Mr. Day has a right to acquire within 60 days of March 31, 2013 pursuant to outstanding options and (ii) 1,111 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(10)	Consists solely of 26,666 shares that Dr. Hu has a right to acquire within 60 days of March 31, 2013 pursuant to outstanding options.
(11)	Consists solely of 4,999 shares that Mr. Paisley has a right to acquire within 60 days of March 31, 2013 pursuant to outstanding options.
(12)	Includes (i) 22,222 shares that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2013 and (ii) 3,012,743 shares held by Pacven Walden Ventures V, L.P. and affiliated funds. See footnote 3 above. Mr. Tan disclaims beneficial ownership of any shares held by Pacven V and affiliated funds except to the extent of any pecuniary interest therein.
(13)	Includes (i) 22,222 shares held by Mr. Verhalen and (ii) 2,638,363 shares held by Matrix Partners VII, L.P. See footnote 4 above. Mr. Verhalen disclaims beneficial ownership of any shares held by Matrix Partners VII, L.P. except to the extent of any pecuniary interest therein.
(14)	Includes an aggregate of 1,093,138 shares that our directors and executive officers have a right to acquire within 60 days of March 31, 2013 pursuant to outstanding options and restricted stock unit awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Ambarella’s directors and executive officers, and persons who own more than ten percent of a registered class of Ambarella’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of Ambarella. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Ambarella with copies of all Section 16(a) forms they file. To Ambarella’s knowledge, based solely on a review of the copies of the reports furnished to Ambarella and written representations that no other reports were required, during the fiscal year ended January 31, 2013, we believe that our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since February 1, 2012 and each currently proposed transaction in which:

•	Ambarella has been or is to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our ordinary shares, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Share Repurchase Agreement

Ambarella entered into a Share Repurchase Agreement on January 10, 2012, pursuant to which the company repurchased ordinary shares from certain of its shareholders at a purchase price of $10.35 per share. Ambarella repurchased 144,444 ordinary shares from Didier LeGall, Ambarella’s Executive Vice President, for an aggregate purchase price of $1,495,000 and 13,333 ordinary shares from Leslie Kohn, Ambarella’s Chief Technical Officer, for an aggregate purchase price of $138,000. The opportunity to sell ordinary shares to us was made available to all holders of ordinary shares other than our Chief Executive Officer and our Chief Financial Officer.

Indemnification Agreements with Executive Officers and Directors

Ambarella has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ambarella has agreed to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. These indemnification agreements and Ambarella’s memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

Sales Representative Agreement with WT Microelectronics Co., Ltd.

Ambarella is a party to a Sales Representative Agreement dated January 31, 2011, Amendment No. 1 to the Sales Representative Agreement dated February 1, 2012 and Amendment No. 2 to the Sales Representative Agreement dated October 1, 2012 with WT Microelectronics Co., Ltd., or WT, pursuant to which WT serves a non-exclusive sales representative for Ambarella in all of Asia other than Japan. Wintech Microelectronics Holding Limited and its affiliates, which are related parties of WT Microelectronics Co., Ltd., owned approximately 4.75% of Ambarella’s outstanding ordinary shares as of January 31, 2013. Ambarella recognized revenue from WT of approximately $59.9 million, $85.7 million and $77.6 million for the fiscal years ended January 31, 2010, January 31, 2011 and 2012, respectively.

License Agreements with Cadence Design Systems, Inc.

Beginning in fiscal year 2008, Ambarella entered into several software license agreements with Cadence Design Systems, Inc., or Cadence. A member of Ambarella’s board of directors, Lip-Bu Tan, is also the Chief Executive Officer, President and a director of Cadence. Ambarella’s board of directors has noted that Mr. Tan did not derive any direct or indirect material benefit from such agreements. Ambarella committed to pay $5.1 million payable in 17 quarterly payments through June 2011. In April 2011, Ambarella committed to pay $5.1 million for additional licenses payable in 12 quarterly payments through January 2014.

Code of Conduct Policy and Procedures

In 2012, Ambarella adopted a formal written policy that became effective upon completion of Ambarella’s initial public offering that all executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected exceed $120,000 in any calendar year with Ambarella without the prior consent of Ambarella’s audit committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the audit committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Ambarella’s board of directors has delegated to the chair of the audit committee the authority to pre-approve or ratify any request to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. The audit committee has also reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

The transactions described above were entered into prior to the adoption of this policy.

EXECUTIVE COMPENSATION

Compensation Decisions and the Role of the Compensation Committee

The compensation committee of the Board is currently comprised of three independent, non-employee directors, Andrew W. Verhalen, Chenming C. Hu and Lip-Bu Tan. The compensation committee is responsible for the executive compensation programs for our executive officers and reports to the Board on its discussions, decisions and other actions. Typically, our Chief Executive Officer and Chief Financial Officer make recommendations to our compensation committee, attend committee meetings and are involved in the determination of compensation for our executive officers, provided, however, that neither our Chief Executive Officer nor our Chief Financial Officer makes recommendations as to his own compensation. Our Chief Executive Officer and Chief Financial Officer make recommendations to our compensation committee regarding short- and long-term compensation for our executive officers based on our results, an individual executive officer’s contribution toward these results and performance toward goal achievement. Our compensation committee then reviews the recommendations and other data and makes recommendations to the Board as to each executive officer’s total compensation, as well as each individual compensation component. Our compensation committee’s recommendations regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends. The Board (or the independent members regarding chief executive officer compensation) makes the final decisions regarding executive compensation.

Narrative to Fiscal 2013 Summary Compensation Table

The primary components of compensation for our Chief Executive Officer and our two other most highly compensated executive officers, whom we refer to in this Proxy Statement as the “named executive officers,” are base salary, cash incentive compensation and equity-based compensation. We do not have a policy on the division of compensation between the primary components. Each of our named executive officers serves on an at-will basis. Their initial base salary is established at the time of hire, and the Board reviews the base salaries annually. With regard to cash incentive compensation, our Board approved the fiscal 2013 cash bonus plan, under which senior management were eligible to receive cash awards upon achievement of certain corporate financial and operational goals. The amounts payable under the annual cash incentive bonus plan are generally calculated as a percentage of the applicable executive’s base salary. For fiscal years 2012 and 2013, Dr. Wang’s target cash bonus was 50% of his annual base salary, while each of the other named executive officers had a target cash bonus of up to 30% of his annual base salary. Finally, with regard to equity-based compensation, our compensation committee meets periodically to discuss and review the level of equity-based compensation, and to decide whether additional option grants or restricted stock awards are necessary.

Summary Compensation Table for Fiscal 2013

The following table shows for the fiscal years ended January 31, 2013 and 2012, compensation awarded to, paid to or earned by Ambarella’s Chief Executive Officer and its two other most highly compensated executive officers as of January 31, 2013, which we refer to in this Proxy Statement as our “named executive officers”:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Option Awards ($)(1)	Restricted Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total($)
Feng-Ming (Fermi) Wang,	2013	340,000	—	166,503	210,000	—		716,503
Chairman of the Board of Directors, President and Chief Executive Officer	2012	300,000	233,500	—	104,000	—		637,500

George Laplante,	2013	320,000	—	111,009	120,000	—		551,009
Chief Financial Officer and Secretary	2012	270,455	1,607,473	—	57,500	—		1,935,428

Leslie Kohn,	2013	320,000	—	122,108	120,000	2,000	(3)	564,108
Chief Technical Officer	2012	275,000	186,800	—	58,000	2,500	(3)	522,300

(1)	The dollar amounts in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for equity granted during the fiscal years ended January 31, 2013 and 2012. Stock option awards are valued using the Black Scholes option valuation model and the assumptions outlined in Note 9 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2013, as filed with the SEC on April 4, 2013.
(2)	Reflects performance-based cash bonuses paid to our executive officers for performance in fiscal years 2012 and 2013.
(3)	Reflects payments made under our patent incentive program.

Equity Incentive Awards

Historically, equity-based compensation has been our primary long-term incentive compensation component. Our equity-based compensation is intended to retain executive officers through the use of time-based vesting while tying our long-term financial performance and shareholder value creation to the executive officer’s financial gain. Prior to fiscal year 2013, all equity awards to executive officers, other than initial sales of founder shares to Dr. Wang and Mr. Kohn, were in the form of stock options granted at fair market value with time-based vesting. In fiscal year 2013, we granted our executive officers only restricted stock unit awards with time-based vesting.

Generally, upon commencement of employment, executives are awarded initial stock option grants carrying a service-based vesting condition, with one-fourth of the shares generally vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. Historically, our practice has been to review equity awards to existing employees, including our executive officers, after one year of service and annually thereafter and to make additional awards if appropriate. These additional awards to our executive officers generally vest in equal monthly installments over 48 months, subject to continued service. In fiscal year 2013, we granted our executive officers restricted stock unit awards that vest in equal quarterly installments over 48 months, subject to continued service.

The following table presents the restricted stock unit awards granted in fiscal years 2013 to our named executive officers:

Name	Date of Award	Number of Shares
Feng-Ming (Fermi) Wang	8/28/2012	16,667
George Laplante	8/28/2012	11,112
Leslie Kohn	8/28/2012	12,223

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers at the end of fiscal year 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Feng-Ming (Fermi) Wang	111,111		—		2.93	7/9/2018
	94,904		16,206	(4)	6.62	10/28/2019
	40,276		26,390	(5)	8.82	11/2/2020
	15,740		28,704	(6)	8.82	8/29/2021
							16,667	166,003
George Laplante	288,532	(7)	—		8.82	3/7/2021
	3,147		5,741	(6)	8.82	8/29/2021
							11,112	110,676
Leslie Kohn	88,888		—		2.93	7/9/2018
	56,943		9,723	(4)	3.20	7/8/2019
	29,536		19,352	(5)	8.82	11/2/2020
	12,591		22,964	(6)	8.82	8/29/2021
							12,223	121,741

(1)	Vesting of each stock option is contingent upon the executive officer’s continued service.
(2)	The shares subject to each restricted stock unit grant vest over a four-year period commencing on September 15, 2012, with 1/16 of the shares vesting on a quarterly basis; provided that no shares vested until expiration of the 180-day lock-up period following our initial public offering.
(3)	The amounts in this column are calculated using a per share value of $9.96, the closing market price of our ordinary shares on January 31, 2013.
(4)	The shares subject to the stock option vest over a four-year period commencing on August 1, 2009, with 1/48 of the shares vesting on a monthly basis.
(5)	The shares subject to the stock option vest over a four-year period commencing on August 1, 2010, with 1/48 of the shares vesting on a monthly basis.
(6)	The shares subject to the stock option vest over a four-year period commencing on August 1, 2011, with 1/48 of the shares vesting on a monthly basis.
(7)	The shares subject to the stock option vest over a four-year period based on a total grant amount of 299,643 shares, with 1/4 of the shares vesting on March 7, 2012, and the remainder vesting in 36 equal monthly installments thereafter. The option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to a termination of service in accordance with this vesting schedule. As of January 31, 2013, 137,334 of the shares were vested.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our named executive officers as that would be inconsistent with our egalitarian corporate culture.

Employee Agreements and Potential Payments upon Termination or Change In Control

Severance Arrangements

Upon a termination of a named executive officer by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such named executive officer is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•	immediate acceleration of twelve months of vesting of outstanding options to the extent such options vest based solely on service to the company over time; and

•	company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

Change of Control Arrangements

Upon a termination of a named executive officer by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our named executive officers are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•	immediate acceleration of vesting of 100% of outstanding options to the extent such options vest based solely on services to the company over time; and

•	company-paid premiums for COBRA continuation coverage for up to 12 months after the date of termination.

In addition to the foregoing benefits, our named executive officers would also receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Code, with the amount of such gross-up payment equal to the amount of excise tax.

For purposes of the change of control and severance agreements above, the term “cause” means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the board of directors, as reasonably determined by the board of directors (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency, the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities (except that any change in the ownership of our ordinary shares as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires more than 50% of the value of our assets over a twelve-month period; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, “good reason” means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days after the occurrence of: (i) a reduction by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (ii) a reduction by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that increases his one-way commute by more than 30 miles from our then-current location; (iv) our failure to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) a material diminution in such executive officer’s authority, duties, responsibilities, title or reporting structure; provided that the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Ambarella’s equity compensation plans in effect as of January 31, 2013:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights		Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders:
2004 Stock Option Plan (1)	4,504,603	(4)	$6.02	0
2012 Equity Incentive Plan (2)	179,152	(5)	$7.11	1,134,371
2012 Employee Stock Purchase Plan (3)	—		—	460,445
Equity compensation plans not approved by security holders:	—		—	—
TOTAL:	4,683,755		$6.07	1,594,816

(1)	Our Board of Directors adopted, and our shareholders approved, the 2004 Stock Option Plan, as amended, or 2004 Plan. The 2004 Plan was last amended on August 28, 2012. A total of 4,504,603 ordinary shares are reserved for issuance under the 2004 Plan. As a result of our initial public offering and the adoption of the 2012 Equity Incentive Plan, we no longer grant awards under the 2004 Plan; however, all outstanding options issued pursuant to the 2004 Plan continue to be governed by their existing terms.
(2)	Our Board of Directors adopted, and our shareholders approved, the 2012 Equity Incentive Plan, or 2012 Plan, which became effective in October 2012 in connection with our initial public offering. A total of 1,104,445 ordinary shares were initially authorized for issuance under the 2012 Plan. Shares reserved for issuance under the 2004 Plan that were not subject to outstanding awards at the completion of our initial public offering or which are subject to awards granted under the 2004 Plan and subsequently expire, terminate or are forfeited to us, are added to the 2012 Plan. In addition, the 2012 Plan provides that the number of ordinary shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 3,500,000 ordinary shares, (ii) four and one-half percent (4.5%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such lesser number of ordinary shares determined by the Board.
(3)	Our Board of Directors adopted, and our shareholders approved, the 2012 Employee Stock Purchase Plan, or ESPP, which became effective in October 2012 in connection with our initial public offering. A total of 460,445 ordinary shares were initially authorized for issuance under the ESPP. The ESPP provides that the number of ordinary shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,500,000 ordinary shares, (ii) one and one-quarter percent (1.25%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the Board.
(4)	Consists of 338,717 shares granted as restricted stock units and options to purchase 4,165,886 shares.
(5)	Consists of 500 shares granted as restricted stock units and options to purchase 178,652 shares.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ambarella under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Ambarella’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Ambarella’s independent accountants and reviewing their reports regarding Ambarella’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. Ambarella’s management is responsible for preparing Ambarella’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by Ambarella’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that Ambarella’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from Ambarella and its management. The Audit Committee has discussed with Ambarella’s internal and independent registered public accountants, with and without management present, their evaluations of Ambarella’s internal accounting controls and the overall quality of Ambarella’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Ambarella’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013, for filing with the SEC.

Christopher B. Paisley (Chairman)

Chenming C. Hu

Andrew W. Verhalen

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as Ambarella’s independent registered public accounting firm, or independent auditors, for the fiscal year ending January 31, 2014, and has further directed that management submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ambarella’s financial statements since fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Ambarella’s Articles of Association nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent auditors. However, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ambarella and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to Ambarella by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2012 and 2013, respectively:

	Fiscal Year Ended January 31,
	2013 ($)	2012 ($)
Audit Fees (1)	1,310,700	835,379
Audit-Related Fees (2)	—	—
Tax Fees (3)	17,931	17,241
All Other Fees (4)	1,916	8,720
Total Fees	1,330,547	861,340

(1)	Audit Fees. The aggregate fees billed for the years ended January 31, 2013 and 2012 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our interim consolidated financial statements, services rendered in connection with registration statements on Form S-1 related to our initial public offering and Form S-8, comfort letters and other matters related to the SEC.
(2)	Audit-Related Fees. For the years ended January 31, 2013 and 2012, there were no fees billed by PricewaterhouseCoopers LLP for professional services rendered under “Audit-Related Fees” above.
(3)	Tax Fees. The aggregate fees billed for the years ended January 31, 2013 and 2012 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business.
(4)	All Other Fees consists of fees for access to online accounting and tax research software applications and data.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services described above by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future appointment of our independent registered public accountants.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2014 Annual Meeting of Shareholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than January 3, 2014. Proposals we receive after that date will not be included in the Proxy Statement. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2014 Annual Meeting of Shareholders will be ineligible for presentation at the 2014 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to the Secretary of Ambarella at the principal executive offices of Ambarella. Under our articles of association, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s Annual Meeting of shareholders; provided, however, that in the event that we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The shareholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to our articles of association or the proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting shareholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding ordinary shares of Ambarella but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you or if you receive multiple copies and would like to receive a single copy, please submit a request to Corporate Secretary, Ambarella, Inc., 3101 Jay Street, Santa Clara, California 95054, and we will promptly send you what you have requested. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2013

The notice of annual meeting, proxy statement and annual report are available at http://www.edocumentview.com/AMBA.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL MOREHEAD

General Counsel & Secretary

May 3, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 4, 2013.

Vote by Internet • Go to www.investorvote.com/AMBA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all listed nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - Chenming C. Hu, Ph.D.	☐	☐	02 - Feng-Ming (Fermi) Wang, Ph.D.	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent public accounting firm for the fiscal year ending on January 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ambarella, Inc.

Notice of 2013 Annual Meeting of Shareholders
3101 Jay Street, Santa Clara, CA 95054 Proxy Solicited by Board of Directors for Annual Meeting – June 5, 2013

Feng-Ming (Fermi) Wang, George Laplante and Michael Morehead, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ambarella, Inc. to be held on June 5, 2013 at 9:00 a.m. Pacific Time, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the same manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board’s recommendations on the reverse side.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)